Exhibit 5.1

[WLRK Letterhead]

July 30, 2019

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

Ladies and Gentlemen:

We have acted as special counsel to M&T Bank Corporation (the “Company”), a New York corporation, in connection with the offer and sale (the “Offering”) by the Company of 400,000 depositary shares (the “Depositary Shares”), each representing a 1/10th interest in a share of the Company’s Perpetual 5.0% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series G, par value $1.00 and liquidation preference $10,000 per share (the “Preferred Stock”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated July 23, 2019, by and among the Company, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and UBS Securities LLC, as representatives of the several underwriters named in Schedule A thereto (the “Underwriters”). The Depositary Shares are being offered and sold under a registration statement on Form S-3ASR under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 1, 2018 (File No. 333-227644) (the “Registration Statement”), including a base prospectus dated October 1, 2018, and a prospectus supplement dated July 23, 2019 (the “Prospectus Supplement”).

The shares of the Preferred Stock issued and delivered pursuant to the Underwriting Agreement are to be deposited with Wilmington Trust, National Association, acting as depositary (the “Depositary”), pursuant to that certain Deposit Agreement, dated July 30, 2019 the (“Deposit Agreement”), by and among the Company, the Depositary, and the holders from time to time of receipts representing the Depositary Shares described therein.

In rendering this opinion to the Company, we have examined such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate, including a depositary receipt registered in the name of Cede & Co., relating to the 400,000 Depositary Shares to be issued pursuant to the Deposit Agreement (the “Receipt”), the Deposit Agreement and the Underwriting Agreement, which we refer to herein as the “Transaction Documents”. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate. We have also assumed the valid authorization, execution and delivery of each of the Transaction Documents by each party thereto other than the Company, and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Transaction Documents constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.

The shares of Preferred Stock issued and delivered pursuant to the Underwriting Agreement have been duly authorized by the Company and, upon payment and delivery in accordance with the Transaction Documents, such Preferred Stock will be validly issued, fully paid and non-assessable.

2.

The Receipt, when issued by the Depositary against the deposit of the underlying Preferred Stock by the Company in respect thereof in accordance with the terms of the Transaction Documents, will be legally issued and will entitle the holder thereof to the rights specified in such Receipt and in the Deposit Agreement.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing.

This opinion is given on the basis of the statutory laws and judicial decisions in effect, and the facts existing, as of the date hereof. We have not undertaken any obligation to advise you of changes in matters of fact or law which may occur, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted, after the date hereof. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion with the Commission as an Exhibit to the Company’s Current Report on Form 8-K dated July 30, 2019. We also consent to the reference to our firm under the caption “Validity of Securities” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

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Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz
Wachtell, Lipton, Rosen & Katz